Exhibit (15)(4)

AMENDMENT NO. 1

TO

STATEMENT OF WORK NO. 2

Business Process Outsourcing Services

This Amendment No. 1 to Statement of Work No. 2 is dated August 1, 2015 and is among Modern Woodmen of America (“Customer”), se2, LLC (“Vendor”) and Security Distributors, Inc. (“SDI”).

The Parties entered into Statement of Work No. 2 effective as of April 15, 2011 (“SOW 2”) pursuant to the Parties’ Master Agreement effective as of April 15, 2011, as amended (the “Agreement”).  The Parties desire to amend SOW 2 as more specifically described in this amendment.

Therefore, the Parties agree as follows.

1.                                      Definitions; Effect.  Capitalized terms used but not defined in this amendment will have the meanings ascribed to those terms in SOW 2.  This amendment will form a part of SOW 2 for all purposes, and SOW 2 and this amendment will be read together.  Unless expressly modified by this amendment, SOW 2 remains unchanged and in full force and effect.

2.                                      Section 2.14.           Section 2.14 of SOW 2 is hereby deleted in its entirety and the following inserted in its place:

“2.14.                                           Service Centers.  The Vendor Service Locations for the Services to be provided hereunder are set forth in attached Schedule 7.”

3.                                      Schedule 7.                   Attached and incorporated into this amendment as Exhibit 1, is new Schedule 7 to SOW 2.

4.                                      Counterparts.  This amendment may be executed in two or more counterparts and by the parties in separate counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.  Counterparts may be delivered by facsimile or other electronic means.

The duly authorized representatives of the Parties executed this Amendment No. 1 to Statement of Work No. 2 on the date set forth in the preamble.

Modern Woodmen of America		se2, LLC

By:	/s/ Jerald J. Lyphout	By:	/s/ James R. Schmank
Name:	Jerald J. Lyphout	Name:	James R. Schmank
Title:	National Secretary	Title:	SVP

Security Distributors, Inc.

By:	/s/ James R. Schmank
Name:	James R. Schmank
Title:	VP

EXHIBIT 1

Schedule 7

Vendor Service Locations

Vendor or Permitted Subcontractor	Address
Vendor and SDI	5801 SW 6th Avenue, Topeka, KS 66606-9609
1300 SW Arrowhead Road, Topeka, KS 66604-4073
NTT DATA, Inc. subcontracts to NTT DATA Global Delivery Services Private Limited	6th Floor, Global Village, IT Sector, SEZ Tower 1, Block 2, Mylasandra Pattangere Village, Bangalore, 560 059, Karnataka, India
Ground floor, STPI Building, Global Village, IT Park, Mylasandra Pattangere Village, RVCE Post, Bangalore, 560 059, Karnataka, India
5th Floor, Block 5, DLF IT Sez Park, 1/124 Mount Poonamallee Road, Manapakkam, Chennai, 600 089, Tamil Nadu, India
6th Floor, Unitech Trade Center, Sector 43, Sushant Lok Phase 1, Gurgaon, 122 001, Haryana, India
5th Floor, Tower 4, Unitech Realty Projects Limited, Section 48, Gurgaon, 122 003, Haryana, India
NTT DATA, Inc. subcontracts to NTT Canada, Inc.	2000 Barrington Street, Suite 300, Cogswell Tower, Halifax, Nova Scotia, B3J 3K1, Canada
NTT DATA, Inc.	5200 Commerce Crossings, Louisville, KY 40229 U.S.A.